UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

July 24, 2022

Date of Report (Date of earliest event reported)

Berkeley Lights, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2415390
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

001-39388

(Commission File Number)

5858 Horton Street, Suite 320 Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 858-2855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.00005 par value	BLI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 24, 2022, the Board of Directors (the “Board”) of Berkeley Lights, Inc. (the “Company”) appointed Mehul Joshi as its Chief Financial Officer effective July 25, 2022 (the “Effective Date”).

Mr. Joshi, age 62, is an experienced finance executive with a strong background in the life sciences and technology industries, including at companies with a combination of equipment, software, and services business units. Previously, he served in a number of senior finance and accounting roles since May 1, 2011 at ResMed Incorporated, a digital health and cloud-connected medical device company, including most recently as senior vice president, Finance & Head of Global FP&A & Accounting Services. At ResMed, Mr. Joshi directed global finance teams that played an integral role in driving transformational growth supporting multi-channel business models including pricing and profitability, specifically for their lease-to-own CPAP market, M&A, Operations, IR & Treasury, and was interim CFO of the Software as a Services (SaaS) business line. Prior to ResMed, Mr. Joshi served in leadership positions of increasing responsibility at Gilead Sciences where he supported the exponential growth of the company, evaluated, and integrated strategic acquisitions, and implemented tools, processes, and analytics across the company. Mr. Joshi earned his B.A. in Accounting from Rutgers University, and his MBA in Finance and Management from Rutgers University.

In connection with his appointment as Chief Financial Officer, Mr. Joshi entered into an offer letter with the Company (the “Offer Letter”). The Offer Letter provides Mr. Joshi with an annual salary of $450,000 and an annual target bonus of 50% pursuant to the Company’s Incentive Bonus Plan. Additionally, Mr. Joshi has entered into the Company’s Executive Change in Control and Severance Agreement. The Board also granted Mr. Joshi an option to purchase 451,208 shares of the Company’s common stock, par value $0.00005 per share (“Common Stock”) pursuant to the Company’s 2020 Incentive Award Plan (the “Option Award”), as well as 287,356 restricted stock units (“RSUs”) pursuant to the Company’s 2020 Incentive Award Plan (the “RSU Award”). The Option Award has a per share exercise price of $4.35, which was the last reported sale price of the Common Stock on the Nasdaq Global Select Market on July 25, 2022. 25% of the shares of Common Stock subject to the Option Award will vest and become exercisable on the one year anniversary of the Effective Date and as to 1/36th of the remaining shares underlying the Option Award on a monthly basis thereafter, subject to Mr. Joshi’s continued service to the Company. The RSU Award shall vest as to 25% of the award on the one year anniversary of the Effective Date and then in equal quarterly installments thereafter over three years, subject to Mr. Joshi’s continued service to the Company. The Offer Letter also provides for the reimbursement of up to $25,000 of legal fees incurred by Mr. Joshi in connection with the Offer Letter.

In addition, Mr. Joshi will receive severance and change in control benefits consistent with the other executive officers of the Company (other than the CEO), which provide that, if Mr. Joshi’s employment with the Company is terminated without “cause” or Mr. Joshi resigns for “good reason” (as defined in the executive change in control severance agreement), Mr. Joshi will be entitled to receive: (i) nine months of continued base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for nine months. In lieu of the foregoing benefits, if Mr. Joshi’s employment with the Company is terminated without “cause” or Mr. Joshi resigns for “good reason” during the 45 day period prior to, or the 12-month period following a Change in Control (as defined in the 2020 Incentive Award Plan), he will be entitled to receive: (i) 12 months of continued base salary, (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months, (iii) an amount equal to 12 months of Mr. Joshi’s annual bonus for the year of termination assuming 100% of target performance and (iv) full accelerated vesting of any of his unvested equity awards (except for any performance awards).

The foregoing summaries of the Offer Letter and the Executive Change in Control Severance Agreement are qualified in their entirety by the complete terms of the applicable agreement. The Offer Letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2022 and the form of Executive Change in Control Severance Agreement is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Mr. Joshi has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on July 25, 2022 announcing Mr. Joshi’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 25, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2022	BERKELEY LIGHTS, INC.

	By:	/s/ J. Paul McClaskey
J. Paul McClaskey
Chief Accounting Officer